LETTER OF INTENT

To Purchase 50% of Marsh Lake Gold Mining Assets

This Letter of Intent (“LOI”) made at Calgary, Alberta on July 1, 2023, confirms mutual intentions with respect to the potential transaction described herein, by and between GEMXX Corporation, a Delaware Corporation hereinafter referred to as “GEMXX” and [REDACTED], a Canadian Corporation hereinafter referred to as the MLJV, collectively referred to as the [REDACTED] or “[REDACTED]” or “Parties”.

RECITALS

1)MLJV owns 100% right, title and interest in and to the quartz mineral leases of the [REDACTED], Yukon (the “Property”) as more fully described in Schedule “A” attached hereto;

2)GEMXX is involved in the exploration and development of precious minerals and interested in developing the [REDACTED] and contiguous mining claims subject to the terms of this LOI.

NOW, THEREFORE, in consideration of the covenants and agreements contained herein, GEMXX and MLJV agree as follows:

1)A $50,000.00 non-refundable cash deposit will be paid from GEMXX to MLJV for access to certain geological and engineer reports, other intellectual property, and company information to confirm its interest in the MLJV project.

2)GEMXX will have 90 days to do complete its Due Diligence and to prepare a Definitive Purchase Agreement (“DA”).

3)This Letter of Intent contemplates that the parties have signed a Non-Disclosure and Confidentiality Agreement (Attached to this document as Schedule ‘B’), providing that information learned in the negotiations and dialogue be kept confidential.

Section 1. Prices and Terms. The Parties envisage that the principal terms of the proposed transaction would be substantially as follows:

1)Assets to be Acquired; GEMXX may purchase up to 50% of the issued and outstanding shares of [REDACTED].  In addition, GEMXX would have an option to purchase the remaining 50% of [REDACTED] shares. [REDACTED] owns certain gold claims, geological and engineer reports, and other intellectual property and company information that are used in, or necessary for the conduct of gold exploration and mining. Assets of MLJV are free and clear of any security interests, mortgages, or other encumbrances.

2)Consideration. The aggregate consideration for 50% interest in project will be determined after completion of the Due Diligence Review and will be based on the confirmed asset value of the project and reasonable costto put the project into production.  The resulting offer may be a combination of dollars, GEMXX shares and other tangible contributions to the project.

will be; provided, however, that the Asset Value is as described in the valuation provided by MLJV and GEMXX can prove its ability to fully fund the project.

3)Due Diligence Review. Promptly following the execution of this LOI and receipt of the $[REDACTED] no-refundable deposit, MLJV will allow GEMXX 90 days to complete an examination of National Instrument 43-101 (May 1, 2010) and Diamond Drilling program (March 31, 2010) and various other engineer, geological reports, other legal documents to complete due diligence.

Any information obtained by GEMXX as a result thereof will be maintained by GEMXX in confidence subject to the terms of the Confidentiality Agreement executed by the parties and attached to this Letter of Intent (the “Confidentiality Agreement”). The parties will cooperate to complete due diligence expeditiously.

4)Due Diligence and Termination.  GEMXX shall complete its initial due diligence within 90 Days of executing this LOI, at which time GEMXX will have the option to terminate the relationship or Prepare a Definitive Purchas Agreement.

a)Termination - If GEMXX decides not to proceed, then all materials must IMMIDIATLY be returned or destroyed per the terms of the attached NDA.

b)Continuation - If the results of the review are consistent with GEMXX expectations, the Parties will prepare and sign a Definitive Purchas Agreement within a target of sixty (60) days from the time GEMXX elects to proceed with the acquisition.

Section 2. Grant of Right.  Should GEMXX be satisfied with the Due Diligence and choose to enter into a Definitive Purchas Agreement, MLJV grants GEMXX the right to purchase 50% of the issued and outstanding shares of [REDACTED].

As part of the Grant, GEMXX shall fund a Phase I development program (“the Phase I development”) to be operated jointly by GEMXX and the MLJV.  The purpose of the GEMXX funded Phase I development program will be to confirm the commercial viability of the project.  The Phase I development program shall not exceed 24 months from commencement of field operations, unless extended by the Parties.

Within ninety (90) days following the completion of the GEMXX funded development program, and confirmation of the potential of the Property to host a significant gold deposit, GEMXX shall have the sole option to acquire a 100% interest in the Property for a cash payment to be determined.

Section 3.  Transfer of Ownership.  Upon receipt of the Payment outlined in Section 1 part 2), MLJV shall provide to GEMXX’s legal counsel duly executed transfer documents indicating GEMXX holds a 50% interest in the properties. GEMXX legal counsel shall hold these documents in trust until such time that all development requirements indicated in section 1 have been satisfied.

Section 4.  Full Acquisition Option.  Upon the completion of the Phase I Development and for a period of 90 days, GEMXX will have a one-time exclusive option to increase its ownership in the Joint Venture by an additional 50% (from 50% to 100%).  Payment and schedule for full acquisition will be detailed in the terms of the Definitive Purchas Agreement.

Section 5.  Project Operator.    GEMXX and MLJV shall co-manage project operations. Following the GEMXX buy-in, GEMXX and MLJV shall form a management committee to establish, in advance, exploration, mining and budget matters and plans. If MLJV and GEMXX cannot reach agreement on any aspect of these project management items or plans then a third party, agreeable to both MLJV and GEMXX, will be appointed to resolve the disagreement in accordance with mining industry standards or any special circumstances that may be encountered. MLJV and GEMXX will endeavor to use their best efforts, information and resources to work together and resolve any project-related disputes.

Section 6.  Assignment.  This LOI is not assignable by either of the Parties except with the written consent of the other Party, such consent not unreasonably withheld.

Section 7.  Authority.  Each Party represents and warrants one to the other that it has the legal right and authority to enter into this LOI.

Section 8.   Partnership.  The Parties intend that this LOI shall create binding obligations between the Parties until a Definitive Agreement is signed.

Section 9.  Notice.  Any notice, consent, authorization or other communication to be given hereunder shall be in writing and shall be deemed duly given and received when delivered personally, three days after being mailed by first class mail, or one day after being sent by a nationally recognized overnight delivery service, charges and postage prepaid, properly addressed to the party to receive such notice, at the following address or fax number for such party (or at such other address or fax number as shall hereafter be specified by such party by like notice):

If to GEMXX	If to MLJV:
GEMXX Corporation	[REDACTED]
2300 West Sahara Avenue, Suite 800	[REDACTED]
Las Vegas, Nevada 89102	[REDACTED]
Attn: Mr. Jay Maull, CEO	[REDACTED]
Phone: (702) 930-1815	[REDACTED]
Email: jay@gemxx.com	[REDACTED]

Section 10.  Miscellaneous.

1)This LOI may be executed in a number of identical counterparts, each of which for all purposes is to be deemed an original, and all of which constitute, collectively, one agreement.

2)This LOI shall be interpreted in accordance with the laws of the Province of Alberta.

3)This LOI and the related transactions could be subject to Canadian regulatory and stock exchange approval applicable to MLJV and GEMXX.  MLJV and GEMXX shall use their best efforts to secure the applicable regulatory and stock exchange approvals as soon as possible after the execution of executing a Definitive Purchase Agreement.

4)GEMXX retains the right to terminate this LOI without advance notice, if the drill results returned from the MLJV funded Phase I exploration program are not to GEMXX sole satisfaction.

5)All dollar references herein are in USD dollars unless otherwise noted.

Section 11.  Representations and Warranties.

MLJV represents and warrants to GEMXX that:

(a)it has the right, power, authority and capacity to enter into and carry out his obligations under this Agreement and to sell, assign and transfer to GEMXX the aforementioned interest in and to all of the Property;

(b)it has not received from any Governmental Authority any notice of, or communication relating to, any actual or alleged breach of any environmental laws, regulations, policies or requirements, and there are no outstanding work orders or actions required to be taken relating to environmental matters respecting the Property or any operations carried out thereon;

(c)none of the execution or delivery hereof or the performance by MLJV of its obligations hereunder will cause default under, or conflict with, any provisions of any agreements to which MLJV is a party;

(d)the Property is not subject to any outstanding obligations or liabilities whatsoever or any agreement with any third party;

(e)there is no adverse claim against or challenge to the ownership of or title to any part of the Property nor is there any basis therefore; and

(f)there are no outstanding or, to the best of MLJV knowledge, pending actions, suits or claims affecting all or any part of the Property.

GEMXX hereby represents and warrants to MLJV that:

(a)It is a corporation formed under the laws of the State of Delaware, USA and is validly existing and in good standing thereunder;

(b)It has the right, power and authority and capacity to enter into and carry out its   obligations under this Agreement;

Section 12.  Exclusive Period

MLJV shall fully co-operate with GEMXX and provide all documents and information necessary for it to complete its due diligence for a period of 90 days. MLJV shall not offer any interest in the Property to any person until termination of this Agreement without a DA being entered into.

Executed to be effective on the 1st day of July 2023

GEMXX Corporation

/s/ Jay Maul

Name: Jay Maull

Title: CEO

I have the authority to bind the Corporation.

MLJV

/s/ Richard Clowater

Name: Richard Clowater

Title: Director

I have the authority to bind the Corporation.

MLJV

/s/ [REDACTED]

Name: [REDACTED]

Title: Director

I have the authority to bind the Corporation.

SCHEDULE A

PROPERTY DESCRIPTION

[REDACTED]

SCHEDULE B

NON-DISCLOSURE AND CONFIDENTIALITY AGREEMENT

CONFIDENTIAL INFORMATION AND

MUTUAL NON-DISCLOSURE AGREEMENT

THIS AGREEMENT IS MADE AND ENTERED INTO AS OF THIS  24th 2023 DAY OF JULY 2021.

BY:

GEMXX CORPORATION (and associated corporations), a body duly incorporated under the laws of USA and having offices in the City of Las Vegas, in the State of Navada (“GEMX”)

AND:

[REDACTED] (and associated individuals and corporations) a body duly incorporated under the laws of Canada and having offices in the City of [REDACTED], in the Province of Alberta (“[REDACTED]”)

GEMX and [REDACTED] and their respective subsidiaries are hereinafter sometimes referred to individually as a “Party” and collectively as the “Parties”.

WHEREAS GEMX and [REDACTED] are interested in exploring a potential business arrangement (the “Potential Transaction”); and

WHEREAS in order to further discuss the Potential Transaction and or financing arrangement, the Parties will need to share information considered proprietary and confidential in connection with their respective businesses; and

WHEREAS, the Parties desire to enter into this Agreement (as defined below) to set forth their mutual understanding with respect to the confidentiality of information that the Parties may disclose to each other in connection with the Potential Transaction.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby covenant and agree as follows:

1.Definitions. In this Agreement:

“affiliate”, when used to indicate a relationship with a specified Person, means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such specified Person and a Person will be deemed to be controlled by another Person if controlled in any manner whatsoever that results in control in fact, by that other Person (or that other Person and any Person or Persons with whom that other Person is acting jointly or in concert) whether directly or indirectly and whether through share ownership, a trust, a contract or otherwise;

“Agreement” means this agreement, as it may be amended or supplemented by the parties in writing from time to time;

“Business Day” means any day other than a Saturday, Sunday or day on which Canadian chartered banks in Calgary, Alberta are authorized or obligated by law to close or are generally closed;

“Contact” means Jay Maull in respect of GEMX, and [REDACTED] in respect of [REDACTED];

“Disclosing Party” means the Party that furnished Information (either directly or through one of its Representatives) to the other Party in connection with the Potential Transaction;

“Effective Date” means the date on which this Agreement is executed by the Parties;

“Information” means, subject to paragraph 6 hereof, any and all information provided by, or on behalf of or otherwise disclosed by, a Disclosing Party or its Representatives which relates or pertains in any way to the Disclosing Party, its affiliates or their business, provided or made available after the date of this Agreement, whether in oral, written, graphic, electronic, machine readable or physical form, or whether gathered by inspection, and regardless of whether specifically identified as “confidential” and includes, without limitation, designs, technical specifications, formulas, algorithms, models, prototypes, manuals, drawings, data, databases, flowcharts, documents, reports, records, marketing strategies, business plans, budgets, contracts, plans, studies, analysis, research and development, work effort estimates, vendor lists, customer lists, business and financial information and other tangible or intangible information relating generally to a Party, or its affiliates, which information may be modified, amended, updated or improved from time to time, together with all notes, memoranda, reports, summaries, compilations, analyses, evaluations, studies or other documents prepared by or on behalf of the Receiving Party containing or based upon, in whole or in part, such information;

“Person” will be broadly interpreted and will include any individual, body corporate (with or without share capital), partnership, limited partnership, syndicate, sole proprietorship, joint venture, association, unincorporated organization, trust, trustee, executor, administrator or other legal representative, the Crown or any agency or instrumentality thereof and any other entity;

“Receiving Party” means the Party that received Information furnished by the Disclosing Party or its Representatives in connection with the Potential Transaction;

“Representatives” means the directors, officers, employees, solicitors, accountants, consultants, financial advisors or legal advisors of the Party being referred to;

“subsidiaries” means, with respect to any Person, a Person that is controlled directly or indirectly by another Person and includes a subsidiary of that subsidiary and, for purposes of this definition, a Person controls a second Person if (i) the Person, directly or indirectly, beneficially owns or exercises control or direction over securities of the second Person carrying votes which, if exercised, would entitle the Person to elect a majority of the directors of the second Person, unless the Person beneficially owns or exercises control or direction over voting securities only to secure an obligation, (ii) the second Person is a partnership, the Person beneficially owns or exercises control or direction over more than 50 per cent of the interests in the partnership, or (iii) the second Person is a limited partnership, the Person is the general partner of the limited partnership or the control Person of the general partner;

and such other terms defined elsewhere in this Agreement shall have the meaning ascribed to such term as set out herein.

2.Information Requests. All requests for Information, or site visits and any questions regarding process, procedures or any other matters must be submitted in writing to the Contact, or such other individuals as the Contact designates in writing. Each Party will not, and will direct its Representatives not to, contact any Representative of the other Party (other than the Contact or such other individuals as the Contact designates), or any customer, supplier, employee, independent contractor or sales representative of the Disclosing Party or its affiliates with respect to the Potential Transaction, the Information or any other matter contemplated in this Agreement.

3.Non-Disclosure of Potential Transaction. Subject to the provisions of Sections 5, 6 and 8 of this Agreement, each Party will not, without the other Party’s prior written consent, and each Party will direct its Representatives not to, make any public comment, statement or communication or otherwise disclose to any Person (i) that Information is being made available to a Party and its Representatives, (ii) that discussions or negotiations are taking place concerning a Potential Transaction, or (iii) any of the terms, conditions or other facts relating to any Potential Transaction, including the existence and status of this Agreement.

4.Confidentiality Obligation. The Receiving Party agrees (on its own behalf and on behalf of any of its Representatives who are provided with Information):

(a)To hold and keep the Information in trust and strictly confidential;

(b)not to use the Information, directly or indirectly, for any purpose other than to evaluate, advise on or further the Potential Transaction;

(c)not to disclose the Information, except as permitted in Section 5, Section 6 or Section 8, without the prior written consent of the Disclosing Party;

(d)not to modify, display, part with possession, copy or reproduce or render capable of copying or reproducing by any means whatsoever, all or any part of the Information except for the purpose described in Section 4(b) above, or as otherwise provided for herein, or as may be approved in writing by the Disclosing Party; and

(e)to keep confidential any negotiations with respect to the Potential Transaction.

Nothing in this Agreement shall be interpreted to prevent or limit either Party from carrying on its business, including having business relations with other parties, so long as such Party complies with the confidentiality and non-use provision of this Agreement with respect to Information provided by, or on behalf of, the other Party.

5.Disclosure to Representatives. The Receiving Party may disclose the Information to its Representatives, but only to the extent that they:

(a)need to know the Information for the purpose of evaluating, advising or negotiating on the Potential Transaction; and

(b)are informed by the Receiving Party of the confidential nature of the Information.

In the event the Receiving Party wishes to disclose Information of the Disclosing Party to any Representative (other than those individuals specifically referred to in the definition of Representatives), the Receiving Party shall notify the Disclosing Party in writing of such Representative to whom it wishes to disclose such Information and upon receipt of such notice the Disclosing Party shall, acting reasonably, advise of its agreement to permit such Information to be provided to such Representative.

6.Limited Exceptions. This Agreement does not apply to any Information that:

(a)is or becomes generally available to the public, other than as a result of a disclosure in breach of this Agreement, although no Information shall be deemed to be public merely because it forms part of more general information that is public;

(b)becomes available to the Receiving Party on a non-confidential basis from a source other than the Disclosing Party or its Representatives, so long as that source is not, to the Receiving Party’s knowledge (after having conducted reasonable due diligence), bound by a confidentiality agreement with respect to the Information or otherwise prohibited from transmitting the Information to the Receiving Party by a contractual, legal or fiduciary obligation;

(c)the Receiving Party is able to demonstrate was known to it on a non-confidential basis before it was disclosed to the Receiving Party by the Disclosing Party or its Representatives; or

(d)the Receiving Party independently develops without the use, directly or indirectly, of any Information.

7.Responsibility for Representatives. The Receiving Party shall direct its Representatives to comply with this Agreement. The Receiving Party shall be responsible and liable for any breach of the provisions of this Agreement by any of its Representatives (as if those representatives were parties to and bound by the provisions of this Agreement).

8.Obligations when Compelled to Disclose. If the Receiving Party or anyone to whom the Receiving Party discloses the Information concludes, acting reasonably, that it is legally compelled (by law, rule, regulation, subpoena, civil investigative demand or similar process having force of law or under the rules of any stock exchange on which the Receiving Party’s securities are traded)

(i) to disclose any of the Information or (ii) to make any public comment, statement or communication regarding or otherwise disclose any of the facts or information referred to in Section 3 of this Agreement, the Receiving Party may do so without a breach of this Agreement, provided that it first uses all reasonable efforts practicable upon the circumstances to: (a) promptly provide the Disclosing Party with particulars so that the Disclosing Party may seek a protective order or other appropriate remedy or may waive compliance with the provisions of this Agreement; and (b) delay such disclosures as long as reasonably possible (without incurring liability for failure to make such disclosure) to permit the Disclosing Party to seek such protective order or other appropriate remedy. The Receiving Party shall cooperate with the Disclosing Party in obtaining any protective order or other appropriate remedy that the Disclosing Party or any of its affiliates may reasonably seek for the purpose of preventing disclosure of any of the Information to the public. If such protective order or other remedy is not obtained, the Receiving Party will disclose only that portion of the Information which the Receiving Party determines, upon receiving written advice of its legal counsel, that it is legally required to disclose.

9.Return or Destruction of Information. The Receiving Party will use reasonable efforts to keep a record of each location at which Information is kept. The Receiving Party will use reasonable efforts to store the Information properly and securely and ensure that appropriate, commercially reasonable physical, technological and organizational measures are in place to protect the Information against unauthorized or unintended access, use or disclosure. The Receiving Party will protect the Information by the same security measures, and with the same degree of care, that the Receiving Party employs to protect its own sensitive business information. If the Receiving Party decides not to enter into the Potential Transaction, the Receiving Party will promptly advise the Disclosing Party of its decision. In that case, or if no transaction between the Receiving Party and the Disclosing Party is completed after the Information is furnished to the Receiving Party, or if the Disclosing Party or one of its Representatives so request at any time prior to the completion of the Potential Transaction for any reason whatever, the return or destruction of the Information, the Receiving Party or its Representatives will promptly and, in any event, within ten Business Days, deliver to the Disclosing Party or destroy, delete or erase, as the case may be, if so requested by the Disclosing Party, or such Representative, all documents and materials constituting Information of the Disclosing Party without retaining copies thereof. For greater certainty, the Receiving Party will also ensure that all other documents or records (whether in writing or stored in computerized, electronic, disk, tape, microfilm or any other form) constituting or containing Information created by or for the Receiving Party or its Representatives are destroyed, deleted or erased, as the case may be, except that the Receiving Party may retain Information it has prepared exclusively from publicly available information. The Receiving Party will also confirm such delivery, destruction, deletion or erasure to the Disclosing Party by providing a certificate of one of its officers or directors certifying the delivery, destruction, deletion or erasure of all documents and materials.

10.Electronic Retention. Notwithstanding Section 9 of this Agreement, if electronic records containing Information are retained by the Receiving Party or any of its Representatives for the purposes of electronic backup, disaster recovery, emergency contingency planning or business continuity planning (any such purpose, a “Recovery Purpose”) or are otherwise not accessible in the ordinary course of business, such records, to the extent not otherwise permanently deleted or overwritten in the ordinary course of business, may be retained by the Receiving Party and its Representatives but shall not be accessed except as required for any Recovery Purpose. If any such records are restored or otherwise made accessible, they will be promptly and permanently deleted. Notwithstanding anything to the contrary contained herein, the Receiving Party may retain (i) all internal management or board presentations and related materials prepared by it or its Representatives containing or based on Information; and (ii) one copy of the Information in a secure location solely for the purpose of identifying the Receiving Party’s obligations under this Agreement and defending against any claim or allegation that the Receiving Party or its Representatives have breached this Agreement. Any Information retained in accordance with this Section 10 shall continue to be subject to the confidentiality obligations set forth in Section 4 of this Agreement.

11.Property of Disclosing Parties. The Information (except such portion thereof constituting analyses, compilations, studies, forecasts, data or other documents or materials prepared by the Receiving Party or its Representatives in connection with a Potential Transaction) is and shall, at all times, remain the property of the Disclosing Party, as the case may be, and the Disclosing Party may, at any time and from time to time, disclose such Information to other Persons in connection with this or other possible transactions, unless the Parties, subsequent to the date of this Agreement, agree otherwise in writing.

12.No Representation or Warranty Regarding Information. The Receiving Party acknowledges that neither the Disclosing Party nor any of its Representatives makes any representation or warranty as to the accuracy or completeness of the Information or as to the non- occurrence of any changes in the Disclosing Party’s or its affiliates’ affairs since the dates as of which Information is provided. The Receiving Party agrees that neither the Disclosing Party nor any of its Representatives shall have any liability to the Receiving Party or to any of its Representatives as a result of the use of the Information by the Receiving Party and its Representatives, it being understood that only those particular representations and warranties which may be made to the Receiving Party by the Disclosing Party in a definitive agreement, when, as and if it is executed, and subject to such limitations and restrictions as may be specified in such definitive agreement, shall have any legal effect. The Parties acknowledge and agree that no understanding, contract or agreement providing for the Potential Transaction exists or shall be deemed to exist by virtue of this or any other agreement unless and until a legally binding written agreement with respect thereto has been executed and delivered by the Parties or any of its affiliates or security holders, and that Party 1 shall be free to solicit, consider and negotiate any offer or proposal from a third person concerning a transaction involving Party 1 (including a business combination transaction) as it, in its sole discretion, may determine.

13.Termination. This Agreement shall terminate on the date that is three (3) years following the latter of: (a) the last date upon which Information was exchanged in accordance with the terms of this Agreement; or (b) the last date upon which a Disclosing Party requested the return or destruction of Information in accordance with Section 9 of this Agreement, provided, however, that any Information retained pursuant to Section 10 shall remain subject to the confidentiality and non-use restrictions herein until such Information has been permanently erased or destroyed by the Receiving Party and its Representatives and, for so long as such Information is so retained by the Receiving Party, the Receiving Party and its Representatives will protect the such Information with the same degree of care that the Receiving Party employs to protect its own sensitive business information.

14.Right to Injunctive Relief and Specific Performance. The Receiving Party acknowledges that a breach of any of the covenants or provisions contained herein may cause the Disclosing Party and/or any of its affiliates to suffer loss which may not be adequately compensated for by damages and that the Disclosing Party or its affiliates may, in addition to any other remedy or relief, seek to enforce the performance of this Agreement by injunction or specific performance upon application to a court of competent jurisdiction without proof of actual damage to the Disclosing Party or its affiliates and notwithstanding that damages may be readily quantifiable, and the Receiving Party agrees not to plead sufficiency of damages as a defense in the proceeding for such injunctive relief brought by the Disclosing Party or its affiliates. By entering into this Agreement, the Receiving Party acknowledges that the Disclosing Party acts as trustee for its affiliates with respect to all rights contemplated hereunder arising in favor of an affiliate of the Disclosing Party. The Disclosing Party agrees to accept such trust and hold and enforce such rights on behalf of each such affiliate.

15.General Provisions.

(a)Entire Agreement. This Agreement sets out the entire agreement between the Parties pertaining to the subject matter hereof and supersedes all prior negotiations, discussions, understandings, undertakings, statements, arrangements, promises, representations and agreements, both written or oral, between the Parties.

(b)Amendment. This Agreement may only be amended, modified or supplemented by a written agreement signed by each Party.

(c)Interpretation and Construction. The division of this Agreement into sections and subsections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement. In this Agreement, words in the singular include the plural and vice-versa and words in one gender include all genders. Time is of the essence of each provision of this Agreement. The language used in this Agreement is the language chosen by the Parties to express the Parties’ mutual intent, and no rule of contra preferentum or strict construction shall be applied against either Party.

(d)Waiver. No waiver of or consent to depart from the requirements of any provision of this Agreement shall be binding against either Party unless it is in writing and is signed by the Party giving it. Such waiver or consent shall be effective only in the specific instance and for the specific purpose for which it has been given. No failure on the part of either Party to exercise, and no delay in exercising, any right under this Agreement shall operate as a waiver of such right. No single or partial exercise of any such right shall preclude any other or further exercise of such right or the exercise of any other right.

(e)Governing Law and Choice of Forum. This Agreement shall be governed by and interpreted, construed and enforced in accordance with the laws of the Province of Alberta and the laws of Canada in force in such province, excluding any rule or principle of the conflict of laws which might refer such interpretation, construction or enforcement to the laws of another jurisdiction. Each Party irrevocably submits and attorns to the non-exclusive jurisdiction of the courts of Alberta with respect to any matter arising under this Agreement or related to this Agreement.

(f)Invalidity. If there is a Final Determination that any term or provision of this Agreement is illegal, invalid or unenforceable in any jurisdiction, such illegality, invalidity or unenforceability of that term or provision will not affect (a) the legality, validity or enforceability of the remaining terms and provisions of this Agreement and (b) the legality, validity or enforceability of such term or provision in any other jurisdiction. For the purposes of this subsection, the term “Final Determination” means either (i) a decision of a court of competent jurisdiction, from which no appeal lies or in respect of which all appeal rights have been exhausted or all time periods for appeal have expired without appeals having been taken, or (ii) a written agreement between the Parties as to a determination of the matter in issue.

(g)Notice. Any notice, demand or other communication (a “notice”) required or permitted to be given or made hereunder shall be in writing and shall be sufficiently given or made if:

(i)delivered in person (including by commercial courier) during normal business hours on a Business Day and left with a receptionist or other responsible employee at the relevant address set forth below; or

(ii)sent by any electronic means of sending messages (“Electronic Transmission”), including facsimile transmission and email, during normal business hours on a Business Day, but notice by Electronic Transmission shall only be sufficient if the notice includes or is accompanied by the sender’s name, address, telephone number and facsimile number or email address, the date and time of transmission and the name and telephone number of a person to contact in the event of transmission problems and if acknowledgement of the transmission is transmitted to the sender by the recipient or the recipient’s electronic system;

In the case of a notice to GEMX, address to:

GEMXX CORPORATION

2300 West Sahara Avenue, Suite 800

Las Vegas, Nevada 89102

Attention: Mr. Jay Maull

and in the case of a notice to [REDACTED], address to:

[REDACTED]

Attention: [REDACTED]

Each notice sent in accordance with this subsection shall be deemed to have been received:

(i)in the case of personal delivery, if delivered before 5 p.m. on the day of delivery, otherwise on the following Business Day; or

(ii)in the case of Electronic Transmission, on the same day that it was sent by Electronic Transmission if sent on a Business Day and acknowledgment of receipt is received before 5 p.m. (recipient’s time) on such day, otherwise on the following Business Day.

Notice of change of address shall also be governed by this Section.

(h)No Assignment. No Party may assign any rights or benefits of this Agreement to any Person, without the express written consent of the other Party. This Agreement shall enure to the benefit of and be binding upon each Party and each Party’s respective successors and permitted assigns.

(i)Authorization. Each Party represents and warrants to the other Party that the execution and delivery of this Agreement has been duly authorized by all necessary corporate action on such Party’s part and that the individual signing this Agreement on such Party’s behalf is duly authorized to do so.

(j)Counterparts and Facsimile Execution. This Agreement may be executed in any number of counterparts. Each executed counterpart shall be deemed to be an original. All executed counterparts taken together shall constitute one and the same original agreement. To evidence the fact that it has executed this Agreement, a Party may send a copy of its executed counterpart to the other Party by Electronic Transmission and if by email in portable document file (PDF) format. That Party shall be deemed to have executed this Agreement on the date it sent such Electronic Transmission. In such event, such Party shall forthwith deliver to the other Party the counterpart of this Agreement executed by such Party.

TO WITNESS THEIR AGREEMENT, the Parties have caused this Agreement to be signed in their name and on their behalf by their duly authorized officer as of the date first written above.

GEMX EXCHANGE LIMITED.	[REDACTED]

Per: ______________________	Per: [REDACTED]

Richard Clowater	[REDACTED]